Exhibit 10.1

AMENDMENT NO. 2 TO THE AGREEMENT

THIS AMENDMENT NO. 2 TO THE AGREEMENT (“Amendment”) is entered into as of the 10th day of December, 2018, by Lydall, Inc., a Delaware corporation ("Lydall"), and SCOTT M. DEAKIN (the "Employee").

W I T N E S S E T H

WHEREAS, Lydall and the Employee entered into that certain Agreement dated August 21, 2015 (as amended, the "Agreement”) relating to the employment of the Employee by Lydall and/or one of its subsidiaries;

WHEREAS, Employee is now an employee of Lydall Thermal/Acoustical, Inc.; and

WHEREAS, Lydall and the Employee (the "Parties") desire to amend the Agreement, as set for below relating to the employment of the Employee by Lydall Thermal/Acoustical, Inc., and have agreed to enter into this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:

1.1 Definition of Change of Control. Section 5 of the Agreement is deleted in its entirety and replaced with the following new Section 5:

5. Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to occur upon the consummation of any of the following events:

(a) related to Lydall, (a) any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than Lydall or any subsidiary of Lydall) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of Lydall entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a "Current Director" shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company's shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) (i) the complete liquidation of Lydall or (ii) the merger or consolidation of Lydall, other than a merger or consolidation in which (x) the holders of the common stock of Lydall immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of Lydall; or (d) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of Lydall pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of Lydall.

(b) related to Lydall Thermal/Acoustical, Inc. (the “Company”): (a) any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company or any subsidiary of the Company) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 75% of the total voting power of all classes of capital stock of the Company; (b) (i) the complete liquidation of the Company or (ii) the merger or consolidation of the Company, other than a merger or consolidation in which the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a 75% of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; or (c) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Company; provided, however, that this Section 5(b) shall become null and void upon Employee mutually agreeing to be transferred to Lydall or an affiliated-entity of Lydall other than the Company prior to a Change of Control.

1.2 Ratification of Agreement. Except as expressly modified hereby all of the terms and conditions of the Agreement shall remain valid and binding on the parties and the parties hereby ratify and affirm such terms and conditions.

1.3 Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Lydall has caused this Amendment No. 2 to the Agreement to be executed by its duly authorized officer and the Employee has hereunto set his/her hand, each as of the date indicated below.

Lydall, Inc.

By:	/S/ Dale G. Barnhart	December 10, 2018
	Dale G. Barnhart	Date
President and Chief Executive Officer

	/S/ Scott M. Deakin	December 10, 2018
	SCOTT M. DEAKIN	Date

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